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TRANSCRIPT

Plano Town Hall

January 30, 2018

9 a.m. Central

Jaxie Alt: Good morning. For anyone that I don’t know, I’m Jaxie Alt, executive vice president of human resources, and on behalf of myself, Larry, the ELT — we wanted to bring everybody together and talk to you about the announcement yesterday and give you a chance to ask questions and make sure you really understand what’s happening and really ask us any questions that you have. We’re going to talk about this incredibly exciting announcement and this breakthrough change that is gonna happen in our business. This is a new chapter of growth for our amazing company as the next chapter for us.

Now, my friends in legal, before we start, have a few words for us. Jim. So, this is what we are required to say. I have to call your attention to forward-looking statements, which indicate this presentation contains information that are estimates regarding future events. The information may not be relied upon. In addition, this presentation is not a solicitation of your proxy vote on shares you may own. You should review the future proxy statement that will detail the terms of the transaction. Jim, are we good.

Jim Baldwin: We’re good.

Jaxie Alt: All right. There we go. So, what is happening here. Two industry giants are coming together. You guys know our brands incredibly well. This is the list of Keurig brands. Wow. Look at that. When you think about being in CPG, being a brand company, these are the owned, allied, licensed or partner brands of these two companies. Now you guys know our company really well but wanted to give you a little bit of context. Who’s Keurig? How many of you guys have a Keurig machine at home? A lot, okay. So some of you wake up every morning and make some coffee, right?

Larry Young: Those of you that don’t, I’d recommend getting one. (laughter)

Jaxie Alt: All right. They are the leader in single-serve coffee in North America. They have brewers in more than 25 million homes and offices, over 75 owned, licensed or partner brands. Really strong distribution in ecommerce, office, hospitality, so you go to a hotel, right, there’s a Keurig in your room, right, as well as in some traditional retailers. We thought, you know, some people might have questions. how big are they? I didn’t actually know before this as well, so, revenue last year of $4.1 billion, with income of about $1 billion. And I actually didn’t know this either — look at this, the power of the Keurig brand. The top 50 brands in America, they’re number 15. Wow. And look at some of those brands up there. Apple, Google, Amazon, Netflix, you look at that. Keurig is an innovative brand, it is a powerful brand. And this is going to be a pretty incredible partnership for us.

So, why are we doing this? Why is this happening? Now is the time for change. When you think about what’s happening in the consumer landscape, consumers no longer say “I want a soda,” or “I want juice” or “I want a water.” Right. They think about their need. What’s their need. Do I want something indulgent, do I want something healthy, do I need to hydrate, right, do I need energy, that’s how they think. There’s no categories anymore. And our hope and our dream is always to be a full beverage solution. To be able to have any beverage, anytime, anywhere. That’s what we wanted to do. And when you look at these two companies coming together, that’s what happens, right. Keurig Dr Pepper will have world-class, iconic brands in hot and cold. And if you look at this chart, there’s a lot on it, but look at the carbonated category, juice, water, sports drinks, energy, ready-to-drink tea, ready-to-drink coffee, tea, hot single-serve coffee. This is just today and look at all these brands together. And that’s not even thinking about the future, about M&A, about innovation, wow. Having brands, any need, anybody has, whatever they want, we could fulfill it.

And then the other big piece of this is distribution. And what this shows you is you guys know where our strengths are. You know that up and down the street, we can deliver anywhere, we’re a DSD company. Keurig has incredible strength in ecommerce, in hospitality like we talked about, hotels, and office. Bring that together and you have a company that can deliver anywhere. That’s the magic here when you talk about anything consumers want, anywhere, anytime.

Now you did see the announcements yesterday in terms of who’s gonna lead. So, Bob Gamgort becomes CEO of Keurig Dr Pepper. He is the CEO currently of Keurig Green Mountain. And then Larry, you’re gonna have to help me … Ozan …

Larry Young: I’m gonna try (laughter) … uh, I hope Ozan’s not watching this. It is Dokmecioglu.

Jaxie Alt: Turkish, right? Turkish.

Larry Young: Turkish.

Jaxie Alt: All right. We’re all going to have to learn that, so we’ll teach you that. (laughter) All right. Becomes CFO of Keurig Dr Pepper. Larry Young will become a board member of Keurig Dr Pepper, so he will be with us as a board member. Right. Our leadership team will continue to run our business here in Plano, Texas. There are no plans to close any DPS locations. This merger’s expected to close in Q2. We say Q2 because we don’t have an exact, you know, date to tell you guys. And right now, Larry’s going to talk more about this, right now what we’re all focused on, you know, is continuing to deliver our 2018 plans. And with that, I’m going to bring up Larry, and bring up Marty, and they’re going to talk about this, they’re going to talk about yesterday, and they’re going to really tell us their thoughts.

Larry Young: You guys remember 10 years ago when I used to jump up on this stage? (laughter)  (unintelligible) Now guys this a great opportunity for all of us throughout the company. It makes us bigger, we have more scale, we have … it’s not working … can you guys hear me okay, can you hear me back there, all right. It gives us a lot of great opportunities, it makes us that that much stronger, a lot of scale, gives us a lot of power when we go into the trade, and I think that after the time you know that Marty and I have spent with these guys, you’re gonna like ‘em. You’re gonna like ‘em a lot. I mean we’re being merged with Keurig, JAB put the money in, JAB owns Keurig, but it will be ran as Keurig. JAB steps out of the way and they go out and buy other businesses and things like that. As you saw on the slides that Jaxie had, look at the brands we’re gonna have. I mean it’s gonna be phenomenal. And they’re also looking at going into ready-to-drink coffees, cold coffees. We’re a perfect fit for that. We’re the guys who know how to get that out. Derry can produce it, Rodger’s guys can get it out. Our marketing teams can put marketing programs together. So it’s a great opportunity for all of us.

As she said, as Jaxie just mentioned, I’m gonna stay on the board. We didn’t decide that until late Sunday night, and I’m doing it for one reason — for you and for our shareholders. So, I’ll let Marty walk you through a little bit of the deal.

Marty Ellen: Is this gonna work without the mike? No. Okay, let me just make a couple comments, put some color on this and I’ll talk about the transaction.

First of a little bit about, people have been asking, who are JAB. JAB is a private investment firm. It is principally run by three senior partners. Their focus is consumer goods. This is why they’re interested in us. I think behind Nestle, they’re actually the second-largest coffee company in the world and you saw all the brands up there. So this is actually something they think is something right in their strategy in terms of consumer goods. And the three partners have a long history in the consumer goods industry. Obviously a very large private investment firm with lots of capital. That’s not a bad thing for us because we also want to grow. You know we bought Bai last year, there are other brands we may want to buy, sometimes it’s hard as a standalone public company to make those investments, I think. Many of you saw the market’s reaction last past year as we try to, as I say it, try to build the brand in a public company fishbowl is not necessarily the easy thing to do, even though we will still be a public company.

As Larry said, I think they’re good people. I’ve gotten to know Bob and Ozan and they’re gonna spend some time out here, with their experience, you know, they want to learn from us too. And as the announcement said, you know, look, they’re in Boston, or a suburb of Boston, and we’re here. We’re going to run our business, they’re going to run their business and then we’re going to try to create the opportunities that the combined company should offer both, look, in terms of sales and in cost. I mean we’re going to do some overlapping things, we need to figure out what the best practices are and do that, but the topline opportunities in Rodger’s business and the away from home channel.

You know coffee. Larry mentioned the coffee category. It’s a growing category. You’ll hear people talking externally today — I heard some comments on the way in (unintelligible) finance people, you know, how does this really make sense. It’s a beverage, it’s consumed at home, it’s hot. One thing we know — our distribution channels, it’s just another channel of distribution. It’s made through a machine. And oh by the way that’s an occasion, that occasion presumably takes away from some other occasion. As we look at the coffee category, the reason we like their position is because if you segment the at-home coffee occasion, it’s fundamentally drip-coffee machines and single serve. And single serve is growing the fastest actually, drip is declining, so that’s a good trend, that’s a good growth trend.

Some of the near-term concerns about their business is that they’ve been private for two years and when they were public, they were you know sort of going down a different path, and they weren’t doing too well so there’s a little bit of a bad perception about maybe their business because nobody has had a chance to look at them publicly in two years. They know us well, okay.

So, the transaction itself … great for our shareholders financially. You read the press release, a dividend, a cash payment of $103.75 and many of you are stockholders, plus you’ll still earn, you’ll still own, if you choose to hold onto, an equity investment in the combined company. So our shareholders collectively, if they own 100 percent of the company today, afterwards will have a check for $103.75 and they’ll own 13 percent of the company. You saw yesterday’s stock closed at about $117, which implies sort of that piece of paper after the $103 is worth $14.

Look, this is about I believe and Larry believes and hopefully all of you believe and we talked to the field this morning, look, this is our chance to be the best. We’ve always said we were the best. Now we’ve got new owners, some new managers, they’ve been fighting their own fires in their business, trying to improve and they’ve made real good progress or we wouldn’t have done this. And we’ve done well ourselves and now it’s time to step it up. As challenging as things are, now’s the time to step it up.

As Jaxie had in that slide, it’s one line — let’s deliver our ‘18 results, let’s keep doing the good things we’re doing, let’s continue to work on and fix and improve the things that aren’t going so well and deliver our results and this is an important meeting right here because it’s hard for us to get the organization together anywhere. This is not the time to get distracted. This is not the time. If you’re going to worry about what’s going to happen to me, something might happen to you, you know what I’m saying? You can’t … I mean, attitude and passion and desire is what makes it. Okay. There is opportunity in this. Because if it becomes very centered around me, and I mean you … (laughter) let me be clear about me. Ozan is going to be the CFO. I intend on staying. Bob’s going to look to create an opportunity for me. I told him I’m in this. I’m not going anywhere, we’re gonna make this work. We just have to put some definition around it. You know, I’m tired of doing that finance thing anyway, so. (laughter) Let him do it. Let him work with Greg Collins — you know how hard that is? We’ll see if Greg can pronounce his last name.

You know but you know what I’m saying? Come on, this is, you know this is about, let’s keep our heads, focused. If we lose focus, put ourselves in his position. If we lose focus, he’s going to have a view, well, I’m going to have to make some changes, I mean, we have to do something. We’re a huge part of this. You know, we’re here, they’re there, okay, so that’s all we gotta do.

Larry Young: If you listen to the things they’ve said the last couple of days. I mean, they go on and on, not only about our business, our brands but our people. They recognize in everything we say we mention our people. They love that. They’re the same way. There were so many similarities whenever we got together talking. I mean you know we have our consumer-centric strategy, we look at everything with the consumer, and so do they. I mean, they have the need states, everything, almost identical. There are a few different words, different tweaks, but we look at the business the same way. And they look to our people to run the business. They don’t want to run the business. They want to go out there and provide opportunities for us, for shareholders and for growth. So I think it’s going to be great. I wanted to do this this morning, you know, you guys have read the press release. You’ve probably seen TV, we’re on the front page of the business section of the Wall Street Journal. They got it wrong too (laughter) um, but uh, some people can’t add, and they need Greg Collins. (laughter) But I want to have a chance to be here and answer any questions you got. It’s always, people have things in the back of their mind. I think it’s always good to get it out, get it open and for everything to be as transparent as we can.

Jaxie Alt: Let’s start out, Larry, there’s several questions that I’ve gotten, so let me start out. I’ll give you a few and then we’ve got mikes roaming so people can ask questions as well. So you’ve used the word merger, agreement. Can you just explain, are they buying us.

Larry Young: I mean everybody uses mergers, acquisitions. But when you get down to reality they put $9 billion of their cash in, they’re paying our dividend, our shareholders a dividend of $103.75, and they’ve put $16.6 billion of debt on the company, so I mean … they bought us. (laughter) They bought us. But that’s just reality of life and it’s good. I like the way the thing is set up, I like their plans. And I like if you heard Bob yesterday, a lot of the questions from investors were what are you going to jump into first and he goes, nothing. I mean, we’ve got two great companies. We’re going to digest it and figure out what we have and build a joint plan. That’s the way to look at it, I mean, that’s the way to do a business.

Jaxie Alt: Marty you mentioned a little bit of this, but, there was the announcement of Bob and Ozan, who’s in charge here? I’ve gotten that question.

Larry Young: I am til June. (laughter)

Marty Ellen: That’s the answer, right. So the reason we’re not sure when the transaction’s going to close is because our shareholders have to vote on this and so there’s an entire process we have to go through, and of course preparation of certain documents, a proxy statement, all of you that are shareholders will get it, that ultimately will culminate in our having to take a vote. So they prepare the document, get it through the securities and exchange commission, get it out to the shareholders and leave a requisite amount of time for that meeting to occur and then the shareholders to vote on it. There should be no antitrust issues given the nature of our businesses so we don’t have those kinds of potential hold-ups. So look, we are in charge and all of you are in charge of this company as we have been under Larry’s stewardship unless and until, and until that changes. And Bob as of yesterday was going to try to get down here even as soon as next week. We have a board meeting. Our board continues to meet because we still have a company to run. Bob will try to get down here and over the next four months this will all get sorted out. But at the moment it’s our team, and we’ve always operated as a team.

Jaxie Alt: We also had a question, we’ve got a lot of really important partners. Bottler partners, allied brand partners, can you talk about conversations you had yesterday, and maybe Rodger and Jim you guys as well, with critical partners and what you’re hearing.

Larry Young: Right I mean we’ve started — Marty and I and the team that worked on this I mean as of last night when we finally got home we’d had like four hours’ sleep in four or five days. So I mean there’s been a lot of work putting it together. But I think what made it all look worthwhile to me was that yesterday morning I actually thought my phone was going to explode. (laughter) Texts, emails, phone calls, voicemails hitting just one after another. And as I was on the floor of the New York Stock Exchange, with investors on an investor call, and trying to read as many of them as I could. But it really gave me a tremendous amount of encouragement in that we’ve done the right thing. I mean we had allied brands, bottling partners, retail customers, I mean, Doug McMillan with Walmart. Everyone’s looking at it and saying, this is a great thing. Bigger, better, more powerful. If you’ve read some of the headlines, I mean they were really encouraging. Forward thinking. Out of the box. You know, a beverage monster. Cramer, yesterday morning on television. Man, who in the world would not want a piece of this company. That’s right. So, it’s going to be a great opportunity for all of us. I think our bottlers, our partners, our retailers, employees, I was on the phone with the guys in the field a little earlier. It’s going to open a lot of doors for us to keep getting bigger and better.

Jaxie Alt: I had a question too. Does this change any of our allied partner agreements or our bottler agreements.

Larry Young: No, you know some of the allied brands, if there’s a change in control, we’ve got to do a transfer or something, but you know, we’ve got great relationships with all of our allied brands. I think the only thing would be if one would sell, that would be the only thing, if it was one that would go out and go up for sale, but you know, where are they gonna go? I mean, we’re the open network that’s built them to what they are today, so. They were great calls with them too.

Marty Ellen: Let me just be clear, because many of you are not as close to this as we are. Everybody here probably knows our strategy in terms of allied brands and it distinguishes us from our competitors because we use our distribution system to partner with brands we don’t own. That’s not necessarily the case with our two biggest competitors. And while that sounds right, and it sounds logical, you actually get stymied, principally as the company we are today because on the one hand, if the brands do well, which is what we want them to do, these are all entrepreneurs. They have no intention of running their businesses for the long term. They came up with an idea, they built a company, we help them build the brand, and they’re going to sell. Okay, because they’re entrepreneurs. So we’re sort of darned if we do, darned if we don’t in the following sense. The market actually didn’t like that we bought Bai last year, and it doesn’t matter what the price is, and you know we learned a lot over the last year. (laughter) No we have, look. And that’s okay. So think about it. From an investor, from a public stock market investor’s point of view which has a very short-term orientation, and we love the strategy. But here’s the problem. We don’t control them, so one of two outcomes. Well, you might buy them, we’re scared you’re gonna do that, okay, or someone else will buy them and you’ll lose them. You can’t win either way, okay. These people talk about a 20-year horizon. Remember what I said. They’re consumer products people. They understand the evolution and the investment required to build sustainable brands. So they’re open. They’ve already talked to us about what are you guys seeing out there that we’re willing to take make those financial bets because we have a 20-year horizon and not a one- or two-quarter horizon. This will make them good partners for us.

Larry Young: It will. And if you look at the brands that they have. They run the same strategy we do. They own brands, they have allied brands, they contract pack. You know an example of, it’s not Keurig but other brands, they were telling me this Sunday they own Coty. And almost the same as how they’ve done this deal. But you know Coty has a lot of different products but you know one of the segments of Coty is fragrances. So they’re the largest fragrance company in the world. They own none of the brands. They’re all licensed.

Jaxie Alt: Okay let’s open it up for questions. What questions do you guys have. We’ve got mikes.

Larry Young: I have one. I’ve never seen this many people in here. I know there’s gotta be a brisket somewhere in here. (laughter)

Jaxie Alt: Questions? Anybody. No?

Larry Young: We didn’t do that good a job.

Jaxie Alt: One right there.

Employee: What do you see as the opportunities for moving into the international market for this merger. Are there any, what is their footprint outside of the U.S.?

Larry Young: We are both primarily focused on North America, so the opportunities are tremendous because everything is North America. If you heard on the call, we had a lot of calls, a lot of questions from investors, and I think Bob answered it perfectly, it would be the same as Marty or I would answer, we have enough opportunity right here. We’re going to get this under control and understand it first and then we’re can look out in the future to the international markets.

Employee: When will we start seeing a local change … (Larry’s cell phone rings)

Larry Young: That may be it right there. (laughter)

Employee: Sorry. I was asking when we would see a local change. In Q2? Would it be six months, a year before the proper name changed, internal policies, and such?

Larry Young: You know I think it would probably be, you’ll see in June sometime, in the second quarter, about the only change I think will be visible here will be that (Larry’s cell phone rings) I bet you guys can guess who that is. (laughter) I think the only change you’ll see is me going out and Bob coming in. I wouldn’t even begin to speculate on what kind of other changes there are going to be. There’s going to be somebody, you know they want somebody in this organization to be like the chief operating officer, the head on the horse here, but I think a tremendous amount of it is going to be business as usual. I mean if you look at their plans and everything, I mean the synergies really didn’t have to do with anything except where there’s overlap. So, we’re two different types of companies, so I don’t think you’ll see that much. But there will be, there will be some change but I don’t know when. I think it would probably be more ‘19 that you’d see something.

Marty Ellen: Let me … I failed to say. The name, Keurig Dr Pepper, they actually wanted Dr Pepper Keurig. But they also wanted, if they could have gotten DPK as both the stock symbol and the dot-com address, and they couldn’t. I don’t think they could get the dot-com address either. But it was Larry and I room with them and we said, look, we’ve gotta get a name in here, we’re about to announce a deal and we’ve gotta have a name in the press release, so we suggested it. Put Keurig first. You know, we’re bigger than that. We’re not going to sit here and worry about whose name goes first. If it works, it solves the problem, so be it. But you should know that they wanted Dr Pepper Keurig.

Employee: Will there be a town hall with the Keurig …

Larry Young: Oh yes, absolutely, yeah. I think you will find out real quick. Bob is a very, very warm person. I mean, he’s very outgoing, he’s a marketer. I mean, he’s looking forward to having one-on-one time with people, and a town hall, in here. Jaxie … he had his Jaxie, her name is Meg, the minute the deal was done he asked her yesterday to reach out to Jaxie and start planning how they could start coming down here, seeing people, you know, town halls, whatever. So Jaxie and Meg will put all that together. But that meant a lot to me when that was one of the first things he come up with, right off the bat. You know get the two HR people together to make sure everybody feels good about this deal.

Employee: Can you give any more details around the $600 million in synergies or the deleveraging strategies ahead?

Larry Young: Go ahead. (laughter) Finance guy. (laughter)

Marty Ellen: So the one thing — let me talk about the deleveraging first. Look, we’ve always had strong cash flow. Why? Because of the strength of our brands. When you see their brands, you see they’re pretty strong too. So give the strength of these brands, the one thing about, the characteristic that’s going to make the company really strong is a strong cash flow profile. That’s why the debt at $16.6 billion is going to be, we call it triple B. That’s a strong investment grade.

Larry Young: That’s great.

Marty Ellen: That’s half a notch — we’re triple B plus today — that’s a small gradation. Okay, because, the banks, JP Morgan, the ratings agencies, Moody’s and Standard and Poor’s, have looked at the cash flow profile of the company. Now, let’s talk about synergies. Let’s go down the areas of opportunity. Nobody has really yet done any detailed planning. In a lot of transactions people look at market benchmarks for other transactions. We’ve had some conversation with them about it and what becomes apparent is logistics, warehousing and transportation. Obviously, manufacturing, making pods, and a pod line, I’ve yet to see one, is very different than making beverages, which we’ve all probably seen. But think about our footprint, our warehouse infrastructure. They have got an overbuilt … they acknowledge their supply chain is a little overbuilt, okay, so they think they’ve got a lot of opportunity to sort of slim it down. And then let’s look at the logistical field physical footprint of the two companies and think about warehousing, transportation. What do we buy that overlaps, like cardboard. You know, we have packaging, okay, and see where we can get scale. What about we are both consumer products companies, we both buy a lot of media, we pay advertising firms, we pay agencies, scale matters. It’s purchasing power, okay. And then you look at functions, and will there be some overlap? Yeah. There will be some overlap in some functions. And they will be overlap in terms of what we do, how we do it, our people, where we do it. This is where we collectively, and I told Bob, and he agreed, over time we have to put the organizations together and let the people involved in these activities work together to develop what they think the right plan is. And there will be some of that.

Larry Young: And another point on the call yesterday with investors. To Marty’s point, I mean, a lot of them will just look at it and say, two companies going together, there’s usually ex (X) percent. We had investors and analysts say, seems like the synergies are light. Well you don’t want to tell them everything you got. (laughter) We like to over-deliver. We don’t always turn in everything, but so it made me feel very comfortable too with the numbers they had in there.

Marty Ellen: Nothing? This is your time. Well, we’re always around, I mean. What’s top of mind.

Employee: As far as the 401(k), do we know, will that be merged with theirs, or do we know?

Marty Ellen: Our benefits are staying separate for the time being.

Employee: Okay.

Larry Young: Right.

Marty Ellen:  Compensation programs, benefit programs, healthcare, all that’s staying.

Larry Young: What was the exact language, Jim?

Jaxie Alt: Through year end.

Larry Young: But I mean, on anything that we could, if it is better than what we have.

Jim Baldwin: Yeah, no less favorable to …

Larry Young: No less favorable.

Jim Baldwin: To current DPS employees through year end. And after that, we honestly, we don’t know.

Larry Young: Trust me. You were top of mind for me at all times.

Jim Baldwin: We’ve got to get to know them and their plans and all that. So but do know through year end, it’s no less favorable to everybody here.

Larry Young: I think there was one more, wasn’t there? That it?

Marty Ellen: Carmen, you have one?

Employee: So I’m a Keurig café home delivery automatic delivery person, so I’m really familiar with their at-home delivery system. Is there any intention to leverage any of that in other parts of our business?

Larry Young: They’ll look at it. Yeah. There’s no plans now.

Larry Young: Well I think this last slide right here is the most important. And I like especially on the right-hand side, that change brings opportunity. I mean, you know, we had a big change 10 years ago. It will be 10 years in May. We’ve done pretty good. We took that change. Now is our next time to come into it, and look at it, and say where are we going take it for the next 10 years. But I want to, you know, commitment to you guys. We know you have lots of questions, you know, get with Jaxie, get with Vicki, if you see me at lunch or whatever, come up and ask me. We’re open, we’re transparent, we always have been. I can tell you in this short amount of time we’ve been with Bob, he’s transparent. You’ll think he’s a lot like Marty and I. But there will be change. And we told you that in ‘08. We were honest, transparent, and it worked well for all of us, so this one’s going to also. And we promise you that you can ask the questions but we will have more conversations. We will have more town halls, more things where we, if there’s developments we’ll let everybody know. Because there’s, everybody’s gotta feel great, everybody’s gotta feel comfortable because you’ve got a lot to do. You’ve got a lot to deliver out there. Business as usual. We don’t change. We go out and we have superior execution, we over deliver at all times. So guys, I appreciate you. If we don’t have any more questions, you guys have a great day and somebody show me where that brisket’s at would ya. (laughter)

(applause)

Additional Information:

This communication may be deemed solicitation material in respect of the proposed business combination. In connection with the proposed transaction, Dr Pepper Snapple Group plans to file with the SEC and furnish to its stockholder a proxy statement and other relevant documents. Dr Pepper Snapple Group’s stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction. Dr Pepper Snapple Group’s stockholders will be able to obtain a free copy of such proxy statement when it becomes available, as well as other filings containing information about each party to the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained without charge, when they become available, by directing a request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000.

The directors and executive officers of each party may be deemed to be participants in the solicitation of proxies from Dr Pepper Snapple Group’s stockholders in respect of the proposed transaction.  Information regarding the directors and executive officers of Dr Pepper Snapple Group is currently available in its proxy statement for its 2017 annual meeting of stockholders filed with the SEC by Dr Pepper Snapple Group on March 28, 2017.  Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials that will be filed by Dr Pepper Snapple Group with the SEC when they become available.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.